                                                                    EXHIBIT 10.1

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The omitted portions are marked [ ** ] and have been filed separately with the Securities and Exchange Commission (the "Commission").


                        [SCHERING CORPORATION LETTERHEAD]



                                                       July 10, 2002



Mr. Joseph Podolski
President & CEO
Zonagen, Inc.
2408 Timberloch Place, B-4
The Woodlands, Texas 77380

Dear Mr. Podolski:

With respect to the Exclusive License Agreement, dated as of November 14, 1997, by and between Zonagen, Inc. ("Zonagen") and Schering Corporation ("Schering") relating to the U.S. license of Vasomax(TM) (the "US Agreement") and the Exclusive License Agreement, dated as of November 14, 1997, by and between Zonagen and Schering-Plough Ltd. (together with Schering, "SP") relating to the non-U.S. license of Vasomax(TM) (together with the US Agreement, the "Agreements"), it is understood and agreed by the parties that it is no longer in their respective best interest to continue under the Agreements. This Letter of Agreement sets forth the terms and conditions on which the parties have mutually agreed to terminate the Agreements.

The parties agree that effective as of the date upon which this Letter of Agreement is countersigned by Zonagen (the "Termination Date"), the Agreements are hereby terminated by mutual written agreement of the parties in accordance with section 13.1 of each of the Agreements. Notwithstanding anything in either of the Agreements to the contrary, the rights and obligations of the parties following such termination shall be governed solely by the terms and conditions set forth in this Letter of Agreement.

1) DEFINITIONS: The following capitalized terms as used in this Letter of Agreement, whether used in the singular or plural, shall have the meanings set forth below. Capitalized terms used herein which are not expressly defined in this Letter of Agreement shall have the meanings set forth in the Agreements.

          1.1 "Revenue" shall mean with respect to Vasomax(TM): (i) Zonagen Net Sales of the product, less Cost-of-Goods Sold and Zonagen's reasonable out-of-pocket costs for patents and trademarks; and/or
               (ii) the aggregate total of license fees, up-front payments, milestone payments, royalties or other forms of payment received by Zonagen (or its successor in interest) in connection with any license, distributorship, assignment, transfer or other grant or conveyance of rights in or to the product.

          1.2  "Net Royalty Revenue" shall mean with respect to Combination
               Products: (i) Zonagen Net Sales of the Combination Product, less Cost-of-Goods Sold and Zonagen's reasonable out-of-pocket costs for patents and trademarks; and/or (ii) royalties received by Zonagen (or its successor in interest) in connection with any license, distributorship, assignment, transfer or other grant or conveyance of rights in or to the Combination Product.

          1.3 "Zonagen Net Sales" shall mean the proceeds actually received by Zonagen (or its successor in interest) and/or its Affiliates on all sales of a given product to an unaffiliated third party (whether an end-user, a distributor or otherwise), and exclusive of intercompany transfers or sales among Zonagen and its affiliates (if any), less the reasonable and customary deductions from such gross amounts for: (i) credits or allowances actually granted for damaged goods, returns or rejections of product and retroactive price reductions; (ii) sales or similar taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed on the sale of product); (iii) freight, postage, shipping, customs duties and insurance charges to the extent included in the proceeds actually received from the customer; and (iv) charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, purchasers and reimbursers, or to trade customers, including without limitation wholesalers and chain and pharmacy buying groups.

          1.4 "Cost-of-Goods Sold" shall mean (i) Zonagen's fully burdened cost of manufacturing the product as determined in accordance with generally accepted accounting principles, or (ii) if the product is manufactured for Zonagen by a third party contract manufacturer, the actual price paid by Zonagen for the purchase of the product from such contract manufacturer.

          1.5 "Licensed Patent Rights" shall mean all Patent Rights (as defined in the Agreements) existing as of the Termination Date and having one or more claims related to Vasomax(TM), as listed on Schedule A (attached hereto), that are assigned to SP and/or with respect to which SP is responsible for the filing, prosecution, maintenance, enforcement or defense.

          1.6 "Zonagen Patent Rights" shall mean all Patent Rights (as defined in the Agreements) existing as of the Termination Date and which are not Licensed Patent Rights.

          1.7 "Combination Patents" shall mean those granted patents existing as of the Termination Date which are owned or controlled by SP and have one or more claims covering Combination Products and/or the use thereof, as listed in Schedule B (attached hereto).

          1.8 "Combination Product" shall mean any pharmaceutical composition or product containing a combination of phentolamine and apomorphine as active ingredients.

[ ** ] This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.


          1.9 "Valid Claim" shall mean a claim of an issued and unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2)        TREATMENT OF LICENSES, OPTIONS AND EXISTING DEBT UNDER THE
          AGREEMENTS.

          2.1 TERMINATION OF LICENSES. All licenses, options and other rights with respect to Licensed Compounds, Licensed Products, Zonagen Combination Products, Patent Rights, Zonagen Know-How and Zonagen Trademarks granted to SP by Zonagen under sections 2.1, 2.2, 3.1 and 3.2 of each of the Agreements are hereby terminated and shall revert to Zonagen in their entirety.

          2.2 FEMALE INDICATION. SP shall retain no rights with respect to the Female Indication or the female applications of Vasomax(TM), and in the event such indication is successfully developed by Zonagen, following regulatory approval of Vasomax(TM) for that indication, Zonagen shall have no financial obligations to SP under this Letter of Agreement, including under paragraphs, 5, 6 or 8 with respect to any sales of Vasomax(TM) that are directly attributable to the Female Indication, as demonstrated by Zonagen's written business records.

          2.3 TREATMENT OF EXISTING DEBT. The parties hereby acknowledge and agree that any payments owed by one party to the other party under the Agreements prior to the Termination Date (including but not limited to the [ ** ] owed by Zonagen to SP relating to expenses incurred under certain clinical trials) are hereby forever discharged, released and satisfied by the other party's agreement to the terms of this Letter of Agreement.

3)        OTHER TRANSFERS.

          3.1 TRANSFER OF RESPONSIBILITY. Effective as of the Termination Date, Zonagen shall be solely responsible, at its expense, for all aspects of the development and commercialization of the Licensed Product currently being developed and commercialized under the trademark Vasomax(TM) (hereinafter referred to as "Vasomax(TM)"), and SP and its Affiliates shall have no further obligations to Zonagen under the Agreements with respect thereto. SP shall reasonably cooperate with Zonagen to facilitate the transfer of such responsibilities to Zonagen in a timely manner, including as set forth in paragraph 4, below. Notwithstanding the above, nothing herein is intended to, nor shall it, obligate Zonagen to expend any funds or conduct any activities relating to Vasomax(TM), all such actions being at the sole discretion of Zonagen.

          3.2 HEALTH REGISTRATIONS. On or promptly after the Termination Date, SP will transfer and assign to Zonagen (or its designee) all rights, title and interest in and to any and all NDAs and/or HRDs for Vasomax(TM). Zonagen (or its designee) will

[ ** ] This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.


               thereafter be solely responsible for any and all obligations in the relevant countries with respect to such NDAs and/or HRDs, including without limitation, all reporting obligations and compliance with all applicable laws, rules and regulations with respect thereto. Notwithstanding the above, nothing herein is intended to, nor shall it, obligate Zonagen to expend any funds or conduct any activities relating to Vasomax(TM), all such actions being at the sole discretion of Zonagen.

          3.3 LICENSED PATENTS. On or promptly after the Termination Date, SP will transfer and assign to Zonagen or its designee all of SP's right, title and interest in Licensed Patent Rights. Zonagen will thereafter be solely responsible, at Zonagen's expense, for the prosecution, maintenance, enforcement and defense of the Licensed Patent Rights. Notwithstanding the above, nothing herein is intended to, nor shall it, obligate Zonagen to expend any funds or conduct any activities relating to Vasomax(TM), all such actions being at the sole discretion of Zonagen.

4) INITIAL PAYMENT. Zonagen shall pay [ ** ] to SP within ten (10) business days after the Termination Date. Such payment shall be made by wire transfer in immediately available funds to such bank account as is designated in writing by SP.

5) MILESTONE PAYMENT. In the event that worldwide annual sales of Vasomax(TM) during any calendar year exceeds [ ** ], Zonagen shall pay to SP a one-time milestone payment of [ ** ]. Such milestone payment shall be payable within ninety (90) days after the end of the relevant calendar year in which such sales occur; provided, however, that if Zonagen's worldwide Revenue for Vasomax(TM) in that calendar year are less than [ ** ], Zonagen shall pay to SP an amount equal to [ ** ] of Zonagen's worldwide Revenue for Vasomax(TM) for that calendar year, and within ninety (90) days after the end of each subsequent calendar year thereafter shall pay to SP an amount equal to the lesser of (i) the unpaid portion of such milestone payment, or (ii) [ ** ] of Zonagen's Revenue for Vasomax in the relevant calendar year, until such time as the aggregate total of all such payments to SP is equal to [ ** ]. Upon payment of an aggregate of [ ** ] under this paragraph 5, Zonagen shall have no further obligations to make any payments under this paragraph 5.

6) VASOMAX(TM) ROYALTIES. Subject to the limitations set forth below in paragraph 6.1, Zonagen shall pay to SP royalties on Zonagen Net Sales of Vasomax(TM) as follows:

          6.1 In those countries where as of the Termination Date there are existing one or more granted patents within the Zonagen Patent Rights or Licensed Patent Rights, a royalty of [ ** ] of Zonagen Net Sales of Vasomax(TM) in such countries on cumulative annual Zonagen Net Sales in those countries of up to [ ** ], and [ ** ] on that portion of cumulative annual Zonagen Net Sales of Vasomax(TM) in those countries in excess of [ ** ]. Such royalty obligations will expire in such countries upon the earlier of (i) expiration of the last to expire of the granted Zonagen Patent Rights and Licensed Patent Rights existing in such countries on

[ ** ] This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.


               the Termination Date, or (ii) on the ten (10) year anniversary of the Termination Date.

          6.2 A royalty of [ ** ] of annual Zonagen Net Sales of Vasomax(TM) in Brazil; provided that no royalties shall be payable on annual Zonagen Net Sales in Brazil in excess of the Prior Sales Threshold (as defined below). The term "Prior Sales Threshold" shall mean the annual Zonagen Net Sales of Vasomax(TM) in Brazil during the twelve (12) month period immediately prior to the Termination Date. No royalties shall be payable under paragraph
               6.1 with respect to sales of Vasomax(TM) in Brazil.

          6.3 No royalties shall be payable in countries where, as of the Termination Date, there are no granted patents within the Zonagen Patent Rights or Licensed Patent Rights in such country, irrespective or whether or not any such patents are granted at any time after the Termination Date.

          6.4 Zonagen's annual royalty obligations to SP under paragraphs 6.1 and 6.2 above for sales of Vasomax(TM) in a given country shall be capped at an amount not to exceed [ ** ] of the cumulative Revenue received by Zonagen, or its successor in interest, based upon cumulative annual sales of Vasomax(TM) in such countries during the same year.

          6.5 Zonagen's cumulative aggregate royalty obligation to SP with respect to Vasomax(TM) shall be capped at [ ** ]. The initial payment and milestone payments provided for in paragraphs 4 and 5, and any payments received by SP in respect of Combination Patents pursuant to paragraph 8, shall not be included in determining whether not the cap has been reached.

7) LICENSE TO COMBINATION PATENTS. SP hereby grants to Zonagen (or its designee) an exclusive, worldwide, royalty-bearing license under all of SP's right, title and interest in the Combination Patents. SP will retain responsibility for the prosecution, maintenance, defense and enforcement of the Combination Patents, at its expense and in its sole discretion. In the event that SP intends to abandon one or more of the Combination Patents, it will first offer to assign and transfer such patents to Zonagen.

8) COMBINATION PRODUCT ROYALTIES. In consideration for the license to Combination Patents granted by SP to Zonagen under paragraph 7, Zonagen shall pay royalties to SP as follows:

          8.1 Zonagen shall pay to SP an amount equal to [ ** ] of Zonagen's annual Net Royalty Revenues with respect to any sales of Combination Product(s) in those countries where and for so long as the making, using and/or selling of such Combination Product(s) is covered by one or more Valid Claims of a Combination Patent. Such amounts shall be payable within ninety
               (90) days after the end of each calendar year; provided that Zonagen shall have no payment obligations to SP under this paragraph 8.1 for sales of Combination Product(s) in

[ ** ] This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.


               any country(ies) during any calendar year (or portion thereof) where the Combination Product is not covered by a Combination Patent.

          8.2 In the event that Zonagen licenses, assigns, transfers or otherwise conveys the rights in and to the Combination Patents to any third party in exchange for one or more lump sum payments (in lieu of running royalties), Zonagen shall pay to SP an amount equal to [ ** ] of all such payments. Each such payment shall be payable within thirty (30) days after receipt of the relevant lump sum payment by Zonagen from such third party.

          8.3 In the event that Zonagen is acquired (as defined below) by an independent third party, the acquiring party shall pay to SP a royalty equal to [ ** ] of annual net sales by or on behalf of such acquiring party or its affiliates of any Combination Products in those countries where the Combination Product is covered by at least one claim of a Combination Patent. Such royalty payments shall be payable within ninety (90) days after the end of each calendar year. Net sales of such Combination Product by or on behalf of such acquiring party or its affiliates shall be determined in an analogous manner to Zonagen Net Sales. An independent third party shall "acquire" Zonagen if such third party (i) directly or indirectly acquires ownership of securities representing more then fifty percent (50%) of Zonagen's then-outstanding shares of capital stock, or the combined voting power of Zonagen's then-outstanding voting securities, (ii) is the surviving entity in any merger, reorganization, consolidation or combination involving Zonagen, or (iii) purchases or otherwise acquires all or substantially all of Zonagen's assets.

          8.4 Zonagen's payment obligations to SP with respect to Combination Patents under paragraphs 8.1, 8.2 and 8.3 shall not be subject to the royalty cap for Vasomax(TM) products described above in paragraph 6.5, and any payments made by Zonagen (or its successor in interest) to SP in consideration for the licenses to Combination Patents granted in paragraph 7 shall not be considered in calculation of such royalty cap.

9) RECORD KEEPING. Zonagen and its Affiliates shall keep complete and accurate records in sufficient detail to enable the royalties and other amounts payable to SP hereunder to be determined. Upon forty-five (45) days prior written notice from SP, Zonagen shall permit an independent certified public accounting firm of nationally recognized standing selected by SP and reasonably acceptable to Zonagen, at SP's expense, to have access during normal business hours to examine pertinent books and records of Zonagen and/or its Affiliates as may be reasonably necessary to verify the accuracy of Zonagen's records with respect to any amounts payable to SP under this Letter of Agreement. Any such examination shall not occur more than once in any calendar year and shall be limited to pertinent books and records for any calendar year ending not more than twenty-four (24) months prior to the date of such request. The independent accounting firm shall enter into a confidentiality agreement (in form and substance reasonably acceptable to Zonagen) as to any of Zonagen's or its Affiliates' confidential information to which they are provided access while conducting any audit pursuant to this paragraph 9. Zonagen may designate competitively sensitive information which the auditor may not disclose to

          SP; provided, however, that such designation shall not encompass the auditor's conclusions. The auditor shall disclose to SP only whether the amounts paid to SP by Zonagen under this Letter of Agreement are correct or incorrect, and the specific details concerning any discrepancies. No other information shall be provided to SP by the auditors.

10)       RELEASES AND SETTLEMENTS OF ALL CLAIMS.

          10.1 The parties acknowledge and agree on behalf of themselves and their respective Affiliates that this Letter of Agreement shall constitute a final and binding settlement between the parties of any and all claims and/or disputes between the parties existing as of the Termination Date (including without limitation any and all potential claims and disputes which either party could have made as of the Termination Date) with regard to each party's performance of, or failure to perform, activities related to or in connection with the development and commercialization of Vasomax(TM), or otherwise under the Agreements.

          10.2 Zonagen, on behalf of itself and its Affiliates, hereby releases and discharges SP, its Affiliates, and its and their respective officers, directors, employees and agents from all causes of action, demands, claims, damages and liabilities arising from acts occurring prior to the Termination Date with respect to (i) the development and commercialization of Vasomax(TM) by SP and its Affiliates, (ii) the filing, prosecution, maintenance, defense and enforcement by SP or its Affiliates of the Licensed Patent Rights and/or Combination Patents.

          10.3 SP, on behalf of itself and its Affiliates, hereby releases and discharges Zonagen, its Affiliates, and its and their respective officers, directors, employees and agents from all causes of action, demands, claims, damages and liabilities arising from acts occurring prior to the Termination Date with respect to (i) the development and commercialization of Vasomax(TM) by Zonagen and its Affiliates, (ii) the filing, prosecution, maintenance, defense and enforcement by Zonagen or its Affiliates of the Zonagen Patent Rights and/or Zonagen Trademarks.

11)       MISCELLANEOUS.

          11.1 CHANGES TO SURVIVING TERMS. The terms of section 13.4 of each of the Agreements shall not survive the termination of Agreements pursuant to this Letter of Agreement, and the parties agree that such provisions are hereby considered null and void.

          11.2 CONFIDENTIALITY. The terms of sections 9.1, 9.2 and 9.3 of each of the Agreements shall survive the termination of the Agreements and remain in full force and effect.

          11.3 INDEMNIFICATION AND LIABILITY. The terms of Article XI of each of the Agreements shall survive the termination of the Agreements and remain in effect, subject to the terms and conditions of paragraph 10 of this Letter of Agreement. In the event of any conflict between the terms of Article XI of each of the

               Agreements and terms of this Letter of Agreement, the terms of the Letter of Agreement shall control.

12) The terms and existence of this Letter of Agreement shall be governed by the nondisclosure terms set froth in section 9.3 of each of the Agreements.

This Letter of Agreement together with any Schedules referred to herein and attached hereto, constitutes the entire agreement between the parties with respect to the termination of the Agreements and the right and obligations of the parties and their Affiliates in connection therewith.

No provision of this Letter of Agreement may be modified or amended except expressly in a writing signed by all of the parties, nor shall any terms be waived except expressly in a writing signed by the party charged therewith. This Letter of agreement shall be governed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws.

Please indicate Zonagen's understanding and agreement to the terms set forth in this Letter of Agreement by counter-signing the duplicate originals of this letter and returning one (1) original.

Very truly yours,

SCHERING CORPORATION                         SCHERING-PLOUGH LTD.

By:   /s/ David Poorvin                      By: /s/ David Poorvin
   ----------------------------                 --------------------------------
       David Poorvin, Ph.D.                         David Poorvin, Ph.D.
       Vice President                               Prokurist

Date:  10 July 2002                          Date:  10 July 2002
   ----------------------------                   ------------------------------

AGREED AND UNDERSTOOD:
ZONAGEN, INC.

By:   /s/ Joseph Podolski
   ----------------------------
         Joseph Podolski
         President & CEO

Date:  July 11, 2002
   ----------------------------

                                   SCHEDULE A

                         LIST OF LICENSED PATENT RIGHTS

                                   SCHEDULE B

                           LIST OF COMBINATION PATENTS



                   US Patent No. 6,136,818 (disclaimer filed)

                   US Patent No. 6,011,043 (disclaimer filed)

                   US Patent No. 6,001,845



                   And any granted foreign patents existing as of the Termination Date corresponding to any of the foregoing US Patents